Exhibit 99.1

Alcoa Welcomes Decisions That Support Western Australian Operations

PITTSBURGH--(BUSINESS WIRE)--December 13, 2023--Alcoa Corporation (NYSE: AA) today welcomed decisions from the Western Australian (WA) Government that will allow the Company to continue bauxite mining and downstream alumina refining in the State, while also pledging to enhance the way it operates to meet evolving requirements and expectations.

The government has announced that it will approve Alcoa’s latest five-year mine plan – known as the 2023-2027 Mining and Management Program (MMP) – for its Huntly and Willowdale bauxite mines.

In addition, the government has granted an exemption that will allow Alcoa to continue its mining operations if the WA Environmental Protection Authority (EPA) decides to undertake a separate environmental impact assessment on all or parts of the MMP. The EPA’s determination is expected by year end.

Alcoa will be subject to a range of stringent conditions addressing key environmental factors that will include enhanced protections for drinking water, including increased distances from reservoirs, and biodiversity along with accelerated forest rehabilitation. At the request of the State, the Company will also provide a A$100 million (approx. US$66 million) guarantee, demonstrating Alcoa’s confidence that its operations will not impair drinking water supplies. Clearing for mining in the Northern Jarrah Forest will be capped at 800 hectares per year and the current rate of rehabilitation will double to reach 1,000 hectares per year by 2027.

Separately, Alcoa has committed to work with the WA Government to modernize the State Agreements and the approvals framework for its two bauxite mines and three alumina refineries in the State. This includes transitioning all proposed new major mining regions to the more contemporary EPA assessment and approvals process. Alcoa started this process in 2020, when it referred its next two proposed mine regions (Myara North and Holyoake) for EPA assessment.

These commitments are in addition to Alcoa’s earlier decisions to forgo mining around the forest towns of Dwellingup and Jarrahdale to enhance protections for lifestyle and recreation values.

Matt Reed, Alcoa Vice President Operations for Australia, said the decisions provided a balance between protecting local jobs and businesses while enhancing environmental protections.

“We are absolutely focused on operating in line with these new requirements and evolving community expectations,” Reed said. “They mean we can continue to build on our 60 years of economic value creation, employment, and community support in WA while transitioning to more contemporary approvals.”

The new MMP will support mining at Alcoa’s current Myara and Larego regions at its Huntly and Willowdale mines. It does not affect the EPA environmental impact assessment already underway for Myara North and Holyoake, the two proposed new mine regions. That assessment is continuing with mining in these new regions not expected to occur any earlier than 2027. Until then, Alcoa expects bauxite quality to be similar to recently reduced grades. Bauxite quality at Myara North and Holyoake is expected to be consistent with historic higher grades.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor Contact:
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
412-315-2909
James.Beck@alcoa.com

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